SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the
Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

LAFARGE NORTH AMERICA INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

(1)	Title of each class of securities to which transaction applies:

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pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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[ ]	Fee paid previously with preliminary materials.

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statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

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(4)	Date filed:

Notice of Annual Meeting of Stockholders

To Be Held May 4, 2004

      The 2004 annual meeting of stockholders of Lafarge North America Inc. will be held at The Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia, on Tuesday, May 4, 2004, beginning at 9:00 a.m. local time. At the meeting, the holders of the Company’s Common Stock and the holders of the Exchangeable Preference Shares of our subsidiary, Lafarge Canada Inc.—through an agreement with Computershare Trust Company of Canada whereby it votes the Company’s Voting Stock as instructed by holders of Exchangeable Preference Shares—will act on the following matters:

(1) Election of directors for the ensuing year; and

(2) Any other matters that properly come before the meeting.

      Holders of record of the Company’s Common Stock and of the Exchangeable Preference Shares of our subsidiary, Lafarge Canada Inc., at the close of business on February 20, 2004 are entitled to vote, or in the case of the Exchangeable Preference Shares, to direct the vote of the Company’s Voting Stock, at the meeting or any postponements or adjournments of the meeting.

      Please submit your proxy, or in the case of the Exchangeable Preference Shares your instructions to the Computershare Trust Company of Canada, as soon as possible so that your shares can be voted at the meeting in accordance with your instructions.

By Order of the Board of Directors

L. PHILIP MCCLENDON
Senior Vice President - General Counsel and Secretary

March 18, 2004

TABLE OF CONTENTS

ABOUT THE MEETING	1
Why am I receiving these materials?	1
What information is contained in these materials?	1
What proposals will be voted on at the meeting?	1
What is Lafarge North America’s voting recommendation?	1
What is the record date and how many shares were outstanding on the record date?	1
What constitutes a quorum?	1
What shares owned by me can be voted?	2
How do I vote?	2
Can I change my vote?	2
What vote is required to approve each item?	2
How will abstentions and broker non-votes affect the election of directors at the meeting?	3
What does it mean if I receive more than one proxy or voting instruction card?	3
Where can I find the voting results of the meeting?	3
STOCK OWNERSHIP	4
Who are the largest owners of the Company’s stock?	4
How much stock do the Company’s directors and executive officers own?	5
How much stock is authorized for issuance under equity compensation plans?	6
ELECTION OF DIRECTORS	7
Who are the nominees standing for election as directors?	7
How may stockholders communicate with the Board of Directors?	9
What is the Company’s policy regarding attendance by directors at the annual meeting of stockholders?	9
How are directors compensated?	9
Which directors has the Board determined to be independent?	10
What committees has the Board established?	10
Other Information	13
Section 16(a) Beneficial Ownership Reporting Compliance	13
Does the Company have a code of ethics	13
EXECUTIVE COMPENSATION	14
Report on Executive Compensation	14
Summary Compensation Table	17
Option Exercises and Year-End Values	18
Option Grants	18
Performance Graph	19
U.S. Retirement Plans	19
Canadian Retirement Plans	20
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	22
Indebtedness of Management	22
Transactions with Management and Others	22
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	24
Independent Auditors	26
OTHER MATTERS	27
Are other matters to be considered at the annual meeting?	27
When must stockholder proposals for the 2004 annual meeting be submitted?	27
Who will bear the cost of soliciting proxies for the annual meeting?	27
How do I obtain a copy of the Company’s Form 10-K Annual Report?	27

i

12950 Worldgate Drive, Suite 500

Herndon, Virginia 20170

Proxy Statement

      This proxy statement contains information relating to the annual meeting of stockholders of Lafarge North America Inc. to be held at The Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia on Tuesday, May 4, 2004 beginning at 9:00 a.m. local time, and at any postponements or adjournments thereof.

ABOUT THE MEETING

Why am I receiving these materials?

      The Board of Directors of Lafarge North America is providing these proxy materials to you in connection with Lafarge North America’s annual meeting of stockholders scheduled for 9:00 a.m., May 4, 2004 at The Ritz-Carlton Hotel, 1700 Tysons Boulevard, McLean, Virginia. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

What information is contained in these materials?

      This proxy statement contains information relating to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and our most highly paid officers, and certain other required information.

What proposals will be voted on at the meeting?

      Stockholders are scheduled to vote at the meeting only with respect to the election of directors for the ensuing year.

What is Lafarge North America’s voting recommendation?

      Our board of directors recommends that you vote “FOR” all of the nominees to the board.

What is the record date and how many shares were outstanding on the record date?

      The record date for the annual meeting is February 20, 2004. At the close of business on the record date, there were 69,708,627 shares of Common Stock, par value $1.00 per share, and 4,288,511 Exchangeable Preference Shares (which are substantially the economic equivalent of Common Stock) of our subsidiary, Lafarge Canada Inc. outstanding.

What constitutes a quorum?

      The presence at the meeting in person or by proxy of the holders of a majority of the combined total of the Company’s Common Stock and the Exchangeable Preference Shares of our subsidiary, Lafarge Canada Inc. (through instructions to the Computershare Trust Company of Canada as to how to vote the Company’s Voting Stock) outstanding on the record date will constitute a quorum. Broker non-votes and shares represented by proxies received but marked as abstentions will be counted as present for purposes of determining the quorum.

What shares owned by me can be voted?

      You may vote all of the Company’s Common Stock and Exchangeable Preference Shares of our subsidiary, Lafarge Canada Inc., owned by you as of the record date, February 20, 2004.

How do I vote?

      Common Stock Held Directly by You. If you complete and properly sign and return the accompanying proxy card, it will be voted as you direct. If you have access to the Internet and desire to do so, you may submit your proxy over the Internet by following the “Vote by Internet” instructions on the proxy card. If you live in the United States or Canada, you may submit your proxy over the phone by following the “Vote by Phone” instructions on the proxy card. You may also attend the meeting and deliver your proxy card in person or otherwise vote in person at the meeting. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy so that your vote will be counted if you later decide not to attend the meeting.

      Common Stock Held in a Broker’s Account or by a Nominee (i.e., held in “street name”). You may vote shares of Common Stock held by your broker or other nominee by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to the voting instruction card included by your broker or nominee for specific instructions on how to submit your vote. You may not vote these shares in person at the meeting.

      Exchangeable Preference Shares. Holders of Exchangeable Preference Shares are entitled to direct how the Company’s Voting Stock is to be voted at the annual meeting. We have deposited shares of our Voting Stock with the Computershare Trust Company of Canada under an arrangement whereby Computershare Trust is to vote those shares as directed by holders of Exchangeable Preference Shares. Under this arrangement, each holder of Exchangeable Preference Shares (other than Lafarge North America Inc. and Lafarge Canada Inc.) may instruct Computershare Trust how to vote one share of Voting Stock for each Exchangeable Preference Share held. You must direct Computershare Trust Company how to vote no later than April 30, 2004. Please refer to the instruction card included by Computershare Trust for specific instructions on how to direct your vote. You may also attend the meeting and vote in person one share of voting stock for each Exchangeable Preference Share owned by you.

      Anyone acquiring Exchangeable Preference Shares after the close of business on the record date, February 20, 2004, may instruct the Computershare Trust Company of Canada to vote the underlying Voting Stock on his or her behalf even though he or she did not hold the Exchangeable Preference Shares on the record date. To do so, he or she must notify Computershare Trust in writing no later than April 20, 2004 either (i) how Computershare Trust should vote the underlying Voting Stock or (ii) that the holder of the Exchangeable Preference Shares will attend the annual meeting and vote those shares in person. Computershare Trust must also receive at its offices in Montreal, Quebec no later than April 27, 2004 properly endorsed certificates for those shares or other evidence satisfactory to Computershare Trust that ownership of the Exchangeable Preference Shares has transferred.

Can I change my vote?

      Holders of Common Stock may change their vote at any time prior to the vote at the annual meeting. To change your vote for shares held directly in your name, you may either grant a new proxy or attend the annual meeting and vote in person. If you attend the meeting but do not inform us that you wish to change your vote, your proxy will be voted as previously directed. To change your vote for shares you beneficially own, you must submit new voting instructions to your broker or nominee. To change your vote for Exchangeable Preference Shares, you must write to the Computershare Trust Company of Canada before it has acted upon your prior instructions.

What vote is required to approve each item?

      Election of Directors. The affirmative vote of a plurality of the votes cast at the annual meeting either in person or by proxy is required for the election of directors.

How will abstentions and broker non-votes affect the election of directors at the meeting?

      Abstentions and broker non-votes will not be counted as votes cast with respect to the election of directors and, therefore, will have no effect on the result of such vote.

What does it mean if I receive more than one proxy or voting instruction card?

      If you receive more than one proxy card, your shares are registered under different names or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Where can I find the voting results of the meeting?

      We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2004.

STOCK OWNERSHIP

Who are the largest owners of the Company’s stock?

      The table below shows all stockholders known to the Company to beneficially own (under the rules of the SEC) as of February 20, 2004 more than 5% of the Company’s Common Stock.

	Amount and Nature
	of Beneficial
Name and Address of Beneficial Owner	Ownership	Percent of Class(1)

Lafarge S.A.	39,130,786(2)	52.9%
61, rue des Belles Feuilles 75116 Paris France
FMR Corp.	7,406,534(3)	10.0%
82 Devonshire Street Boston, Massachusetts 02109

(1)	Calculated based on the number of shares of Common Stock plus the number of Exchangeable Preference Shares outstanding. Holders of Exchangeable Preference Shares (other than the Company and Lafarge Canada Inc.) have voting rights in the Company through a trust holding shares of the Company’s Voting Stock.

(2)	Includes 38,642,266 shares of Common Stock and 488,520 Exchangeable Preferences Shares of our subsidiary, Lafarge Canada Inc., held by Lafarge S.A. either directly or through its beneficial interests in Lafarge (U.S.) Holdings and Paris-Zurich Holdings (both New York trusts) and Cementia Holdings A.G., a Swiss corporation and majority-owned subsidiary of Lafarge S.A.

(3)	Based solely on Schedule 13G/ A dated February 16, 2004 filed by FMR Corp. with the U.S. Securities and Exchange Commission. The Schedule 13G/ A reports beneficial ownership by FMR Corp. of 7,406,534 shares of Common Stock, with sole power to dispose or direct the disposition of all such shares and sole power to vote (or direct the vote of) 52,800 of such shares. The Schedule 13G/ A also reports that the interest of Fidelity Low Priced Stock Fund, an investment company registered under the Investment Company Act of 1940, in the shares of Common Stock beneficially owned by FMR Corp. amounted to 7,298,343 shares.

      The Company and its parent, Lafarge S.A., are parties to a Control Option Agreement dated November 1, 2003. This agreement is intended to enable Lafarge S.A. to maintain its existing margin of voting control. Through this agreement and unless earlier terminated, Lafarge S.A. has the right until October 31, 2013 to purchase voting securities from the Company whenever the Company issues voting securities. Either the Company or Lafarge S.A. may terminate the agreement before October 31, 2013 by giving the other one year’s notice. The agreement was approved by the Company’s independent directors (i.e., those directors with no affiliation with Lafarge S.A.) based upon the business advantages to the Company which result from Lafarge S.A.’s majority ownership of the Company. Lafarge S.A. is a public company whose voting securities are traded on various European securities exchanges as well as the New York Stock Exchange. Through its worldwide interests, Lafarge S.A. is principally engaged in the manufacture and sale of cement, concrete, aggregates, gypsum products and roofing products. The Company understands that Lafarge S.A. presently intends to maintain its position as majority owner of the Company.

How much stock do the Company’s directors and executive officers own?

      The table below shows the number of shares of the Company’s Common Stock and the number of shares of the common stock of Lafarge S.A. (the Company’s “parent” as defined in regulations issued under the Securities Exchange Act of 1934) beneficially owned as of February 20, 2004 by (i) the Company’s directors and nominees for director, (ii) the executive officers of the Company named in the Summary Compensation Table below and (iii) the directors, nominees and executive officers of the Company as a group. Unless otherwise indicated, all shares are directly owned.

	Beneficial Ownership					Beneficial Ownership
	of the Company’s					of Lafarge S.A.
	Common Stock(1)					Common Stock

	Number		Number		Percent	Number	Number		Percent
Name	of Shares		of Options	Total	of Class	of Shares	of Options	Total	of Class

Marshall A. Cohen	1,000	(2)	14,000	15,000	*	-0-	-0-	-0-
Bertrand P. Collomb	5,408		155,000	160,408	*	19,960	116,145	136,105	*
Philippe P. Dauman	-0-		6,000	6,000	*	-0-	-0-	-0-
Bernard L. Kasriel	2,000		92,500	94,500	*	16,762	41,391	58,153	*
Bruno Lafont	447		-0-	447	*	545	26,810	27,355	*
Paul W. MacAvoy(3)	2,000	(4)	14,000	16,000	*	-0-	-0-	-0-
Claudine B. Malone	5,250		9,000	14,250	*	-0-	-0-	-0-
Blythe J. McGarvie	-0-		-0-	-0-		-0-	-0-	-0-
James M. Micali	-0-		-0-	-0-		-0-	-0-	-0-
Gwyn Morgan	-0-	(4)	1,750	1,750	*	-0-	-0-	-0-
Robert W. Murdoch	2,100		8,000	10,100	*	1,593	-0-	1,593	*
Bertin F. Nadeau	5,116	(5)	7,000	12,116	*	-0-	-0-	-0-
John D. Redfern	10,730		14,000	24,730	*	759	-0-	759	*
Joe M. Rodgers(3)	1,500	(6)	14,000	15,500	*	-0-	-0-	-0-
Philippe R. Rollier	1,207		49,000	50,207	*	5,352	11,005	16,357	*
Michel Rose	-0-		3,000	3,000	*	308	-0-	308	*
Lawrence M. Tanenbaum	-0-		7,000 (7)	7,000	*	-0-	-0-	-0-
Gerald H. Taylor	2,000		10,000	12,000	*	-0-	-0-	-0-
Dominique Calabrese	103		57,500	57,603	*	-0-	-0-	-0-
Thomas G. Farrell	39		22,500	22,539	*	96	-0-	96	*
Jean-Marc Lechene	-0-		42,000	42,000	*	1,005	-0-	1,005	*
Larry J. Waisanen	3,384		112,500	115,884	*	144	-0-	144	*
All directors, nominees and executive officers of the Company as a group (27 persons)	43,063		732,125	775,188	1.05%	46,524	195,351	241,875	*

 *  Less than 1%

(1)	The shares below include Exchangeable Preference Shares of our subsidiary, Lafarge Canada Inc. (which are exchangeable at the option of the holder into Common Stock on a one for one basis) and Common Stock covered by stock options that were exercisable on February 20, 2004 or within 60 days thereafter. Holders of Exchangeable Preference Shares have voting rights in the Company through a trust holding shares of the Company’s Voting Stock and are entitled to direct the voting of one share of Voting Stock for each Exchangeable Preference Share held.

(2)	Includes 1,000 shares owned by Adroit Investments Ltd., which is controlled by Mr. Cohen.

(3)	Mr. MacAvoy and Mr. Rodgers are not standing for re-election.

(4)	Does not include “phantom” shares of the Company’s Common Stock in which directors may invest fees they receive for service as directors. Holders of “phantom” shares are entitled only to receive cash and have no right to acquire the Company’s Common Stock on which the value of the “phantom” shares are based. As of February 20, 2004, Mr. MacAvoy and Mr. Morgan held 5,527 and 2,676 “phantom” shares, respectively.

(5)	Includes 4,000 shares owned by Casavant Freres and 1,116 shares owned by GescoLynx Inc., both of which are controlled by Mr. Nadeau.

(6)	Includes 1,500 shares owned by JMR Investments which is controlled by Mr. Rodgers and his wife.

(7)	Does not include the warrant held indirectly by Mr. Tanenbaum through Kilmer Van Nostrand Co. Limited to acquire 4.4 million shares of the Company’s Common Stock, as such warrant is not currently exercisable.

How much stock is authorized for issuance under equity compensation plans?

      The table below shows the number of outstanding options and shares available for other future issuance under all of the Company’s equity compensation plans as of December 31, 2003:

Number of securities
remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	5,137,304	$32.23	5,552,750
Equity compensation plans not approved by security holders	-0-	-0-	-0-
Total	5,137,304	$32.23	5,552,750

ELECTION OF DIRECTORS

Who are the nominees standing for election as directors?

      Each of the nominees below has consented to serve as a director if elected. Except for Ms. McGarvie and Mr. Micali, all are currently directors of the Company. All proxies received, unless revoked, will be voted for each of the nominees listed below, unless authorization to so vote is withheld. Cumulative voting is not permitted. If a nominee should become unavailable to stand for election for any reason, the persons designated as proxies will have full discretion to cast their votes for any other person designated by the Board. Below you will find certain background information regarding each of the nominees.

      MARSHALL A. COHEN, Counsel, Cassels, Brock & Blackwell, Barristers and Solicitors. Mr. Cohen, age 68, has served in such capacity since October 1996. From November 1988 to September 1996, he was President and Chief Executive Officer and a director of The Molson Companies Limited. He is also a director of Barrick Gold Corporation, American International Group, Inc., Toronto Dominion Bank, Premcor Inc. and Collins & Aikman Inc. Mr. Cohen has served as a director of the Company since 1991.

      BERTRAND P. COLLOMB, Chairman of the Board of the Company and Chairman of the Board of Lafarge S.A. Mr. Collomb, age 61, has served as Chairman of the Board of the Company since January 1989 and as Chairman of the Board of Lafarge S.A. since August 1989. He served as Chief Executive Officer of Lafarge S.A. from August 1989 through May 2003. He served as Vice Chairman of the Board and Chief Operating Officer of Lafarge S.A. from January 1989 to August 1989. He was Vice Chairman of the Board and Chief Executive Officer of the Company and Senior Executive Vice President of Lafarge S.A. from 1987 until January 1989. Mr. Collomb is also a director of Vivendi Universal, Atco Ltd. and Total Fina Elf, as well as a member of the Supervisory Board of Allianz AG and the Advisory Board of Unilever N.V. Mr. Collomb has served as a director of the Company since 1985.

      PHILIPPE P. DAUMAN, Co-Chairman and Chief Executive Officer of DND Capital Partners, LLC, a private equity firm, since May 2000. Prior to May 2000, Mr. Dauman, age 50, served as Deputy Chairman and Executive Vice President of Viacom, Inc. He is also a director of Viacom, Inc. and Viacom’s parent company, National Amusements, Inc. and Blockbuster, Inc. Mr. Dauman has served as a director of the Company since 1997.

      BERNARD L. KASRIEL, Vice Chairman of the Board of the Company and Vice Chairman and Chief Executive Officer of Lafarge S.A. Mr. Kasriel, age 57, was elected to his current position in May 1996. He has served as Vice Chairman of Lafarge S.A. since January 1995. He served as Chief Operating Officer of Lafarge S.A. from January 1995 through May 2003, when he was appointed Chief Executive Officer of Lafarge S.A. He also served as Managing Director of Lafarge S.A. from 1989 to 1994, Senior Executive Vice President of Lafarge S.A. from 1987 to 1989 and Executive Vice President of Lafarge S.A. from 1982 until March 1987. Mr. Kasriel is also a director of Sonoco Products Company. Mr. Kasriel has served as a director of the Company since 1989.

      BRUNO LAFONT, Executive Vice President and Co-Chief Operating Officer of Lafarge S.A. Mr. Lafont, age 47, served as Executive Vice President— Gypsum of Lafarge S.A. from 1998 to May 2003, when he was appointed Chief Operating Officer. From 1995 to 1998, he served as Executive Vice President— Finance of Lafarge S.A. Prior to that, Mr. Lafont served in a variety of financial and managerial positions with Lafarge S.A. after joining Lafarge S.A. in 1983 as an internal auditor. Mr. Lafont has served as a director of the Company since 2003.

      CLAUDINE B. MALONE, President of Financial & Management Consulting, Inc. Ms. Malone, age 67, has served in such capacity since 1982. Ms. Malone is also a director of Hasbro, Inc., Lowe’s Companies, SAIC Corp. and Novell Inc. Ms. Malone has served as a director of the Company since 1994.

      BLYTHE J. McGARVIE, President of Leadership for International Finance, a privately held consulting firm. Ms. McGarvie, age 47 has served in such capacity since January 2003. From July 1999 to December 2002, Ms. McGarvie was Executive Vice President and Chief Financial Officer of BIC Group, Paris, France and from 1994 to 1999 served as Executive Vice President and Chief Financial Officer of Hannaford Bros.

Co., of Portland, Maine. From 1983 to 1991, Ms. McGarvie served in various finance and administrative positions at Sara Lee Corporation, Kraft General Foods, Inc. and Pizza Hut Inc. Ms. McGarvie is also a director of Accenture, The Pepsi Bottling Group, Travelers Property Casualty Corp. and Wawa, Inc.

      JAMES M. MICALI, Chairman and President of Michelin North America, Inc. since September 1996. From 1990 to 1996 Mr. Micali, age 56, served as Executive Vice President, Legal and Finance of Michelin North America Inc. and from 1985 to 1990 he was General Counsel and Secretary of Michelin North America, Inc. Mr. Micali joined Michelin in 1977, and from 1977 through 1985 served in a number of legal positions in the Michelin organization. Mr. Micali is also a director of Sonoco Products Company.

      GWYN MORGAN, President, Chief Executive Officer and director of EnCana Corporation since April 2002. Mr. Morgan, age 58, was a member of the founding management of the Alberta Energy Company Ltd., a predecessor of EnCana Corporation, in 1975 and was appointed its Chief Executive Officer in 1994. He is a director of the HSBC Bank Canada, the Canadian Council of Chief Executives, the Institute of the Americas, a governor of the Council for Canadian Unity and a trustee of The Fraser Institute. Mr. Morgan has served as a director of the Company since 2002.

      ROBERT W. MURDOCH, Corporate Director. Mr. Murdoch, age 62, was formerly President and Chief Executive Officer of the Company from January 1989 to August 1992, President and Chief Executive Officer of LCI from 1985 to 1992, Senior Executive Vice President of Lafarge S.A. from August 1989 to September 1992 and President and Chief Operating Officer of the Company from 1987 to 1989. Mr. Murdoch is also a director of Lafarge S.A., Sierra Systems Group Inc., Lallemand, Inc., Timberwest and A.P. Plassman. Mr. Murdoch has served as a director of the Company since 1987.

      BERTIN F. NADEAU, Chairman of the Board and Chief Executive Officer of GescoLynx Inc. (a private holding company). Mr. Nadeau has served in such capacity since September 30, 1994. He was also Chairman of the Board, President and Chief Executive Officer of Unigesco Inc. from 1982 to September 1994 and Chairman of the Board of Unigesco’s affiliate, Univa Inc. (a marketer and distributor in the food sector) from October 1989 to July 1993. Mr. Nadeau, age 63, is also a director of Sun Life Financial Inc. and Sun Life Assurance Company of Canada. Mr. Nadeau has served as a director of the Company since 1988.

      JOHN D. REDFERN, Chairman of the Board of LCI. Mr. Redfern has served as Chairman of the Board of LCI since 1984. Mr. Redfern served as Vice Chairman of the Board of the Company from January 1989 to May 1996, as Chairman of the Board of the Company from 1985 until January 1989, as President and Chief Executive Officer of the Company from 1983 until 1985 and as Chief Executive Officer of LCI from 1977 to 1985. Mr. Redfern, age 68, has served as a director of the Company since 1983.

      PHILIPPE R. ROLLIER, President and Chief Executive Officer of the Company since May 2001. Mr. Rollier, age 61, served as Regional President of Lafarge S.A.— Central Europe and CIS for Cement, Aggregates and Concrete from 1995 to 2001 and has served as Executive Vice President of Lafarge S.A. since 1999. Mr. Rollier is also a director of Moria S.A. Mr. Rollier has served as a director of the Company since 2001.

      MICHEL ROSE, Senior Executive Vice President and Co-Chief Operating Officer of Lafarge S.A. Mr. Rose has served as Senior Executive Vice President of Lafarge S.A. since 1989. Mr. Rose, age 61, served as President and Chief Executive Officer of the Company from September 1992 until September 1996. He served as Chairman and Chief Executive Officer of Orsan S.A., a subsidiary of Lafarge S.A., from 1987 to 1992. Mr. Rose has served as a director of the Company since 1992.

      LAWRENCE M. TANENBAUM, Chairman and Chief Executive Officer of Kilmer Van Nostrand Co. Limited (private investment holding company). Mr. Tanenbaum, age 58, was also Chairman of the Warren Paving & Materials Group Limited which became a part of the Company in December 2000. He is also an owner and Chairman of Maple Leaf Sports and Entertainment Ltd. (owner of the Toronto Maple Leafs hockey team and the Toronto Raptors basketball team) and a member of the Board of Governors of the National Basketball Association and the National Hockey League. Mr. Tanenbaum has served as a director of the Company since 2001.

      GERALD H. TAYLOR, Telecommunications Consultant and Private Investor. Mr. Taylor, age 62, served as Chief Executive Officer of MCI from November 1996 to October 1998. He also served as MCI’s President and Chief Operating Officer from July 1994 to November 1996 and as MCI’s Chief Operating Officer from April 1993 to July 1994. Mr. Taylor is also a director of CIENA and Intelliden Corporation. Mr. Taylor has served as a director of the Company since 1999.

      Mr. Cohen is the father-in-law of Mr. Tanenbaum’s son. Otherwise, there is no family relationship between any of the nominees or between any of the nominees and any executive officer of the Company.

How may stockholders communicate with the Board of Directors?

      Stockholders interested in communicating with the Board of Directors may do so by writing to Marshall A. Cohen, Lead Director, Lafarge North America Inc., c/o L. Philip McClendon, Secretary, Lafarge North America Inc., 12950 Worldgate Drive, Herndon, Virginia 20170. Such communications, which should be marked as “Confidential,” will be promptly forwarded to Mr. Cohen upon receipt.

What is the Company’s policy regarding attendance by directors at the annual meeting of stockholders?

      The Board of Directors expects directors to attend the annual meeting of stockholders. Historically, the annual meeting has been scheduled immediately prior to a regularly scheduled meeting of the Board of Directors, thereby facilitating directors’ attendance at the annual meeting. The Board of Directors anticipates continuing this practice. Sixteen directors (100% of those standing for election) attended the Company’s annual meeting of stockholders held on May 6, 2003.

How are directors compensated?

      Base Compensation. Directors who are also employees of the Company receive no additional compensation for service as directors. Each non-employee director receives an annual fee of $40,000 for service as a director, plus $2,000 for each Board meeting attended. Each non-employee director also receives an annual fee of $5,000 for each committee on which he or she serves, plus $2,000 for each committee meeting attended. A non-employee director serving as chair of the following committees receives the following amounts annually for service as chair of such committees: Audit— $15,000; Board Governance— $10,000; Management Development and Compensation— $10,000; Corporate Development— $5,000; Finance— $5,000; Pension— $5,000; and Executive— $5,000. The lead director, who presides at executive sessions of the Company’s non-management directors, receives an additional $25,000 annually. All fees are paid quarterly. All directors are reimbursed for travel, lodging and other expenses they incur related to attending Board and committee meetings.

      Each year, directors may elect to defer payment of their fees for that year until termination of their service as a director. Any such election must be made prior to that year’s annual stockholder meeting and must specify one of two payment options—lump sum or up to ten annual installments. Directors may elect either to have their deferred fees bear interest computed quarterly at the average prime rate for the quarter or to invest their deferred fees (in increments from 10% to 100%) in “phantom” shares of the Company’s Common Stock. Investments in phantom shares will be valued at the NYSE closing price of the Company’s Common Stock on the date non-deferred fees would be payable. Dividends will be credited to deferred phantom shares and will be reinvested in additional phantom shares at the NYSE closing price on the dividend payment date. Directors may change existing deferred compensation investments (from cash to phantom shares or vice versa) each quarter during prescribed window periods. Phantom shares will have no voting rights and may not be sold or transferred. Distributions from phantom shares will be valued at the NYSE closing price of the Company’s Common Stock on the last trading day before the payment date.

      Currently, a non-employee director who is 70 years of age or older (or, with the approval of the Board Governance Committee, between the ages of 65 and 69) and who has seven or more years of credited service as a director is entitled to receive upon retirement from the Board of Directors $20,000 annually for the remainder of his or her life, and his or her surviving spouse is entitled to receive $10,000 annually for the remainder of his or her life following such director’s death. Currently, a non-employee director retiring at age

55 through 69 who has three or more years of credited service is entitled to receive upon retirement $20,000 annually for a period of time equal to his or her period of credited service as a director and his or her surviving spouse is entitled to receive $10,000 annually for the balance of such period if the director dies before the end of such period. The Board of Directors has decided to discontinue these retirement benefits, effective for all non-employee directors who join the Board of Directors after the Company’s 2004 Annual Meeting of Stockholders.

      Two non-employee directors of the Company (Mr. Redfern and Mr. Murdoch) also serve as directors of the Company’s subsidiary, Lafarge Canada Inc. Each receives from Lafarge Canada Inc. an annual fee of Cdn. $14,000 for service as a director (paid semi-annually) plus Cdn. $1,000 for each board or committee meeting attended (paid at the conclusion of the meeting). In addition, each is reimbursed by Lafarge Canada Inc. for travel, lodging and other expenses he incurs related to attending Lafarge Canada Inc. board and committee meetings.

      Options. Each non-employee director receives during February of each year an automatic grant of an option to purchase 1,000 shares of common stock. In February 2003, Marshall A. Cohen, Philippe P. Dauman, Paul W. MacAvoy, Claudine B. Malone, Gwyn Morgan, Robert W. Murdoch, Bertin F. Nadeau, John D. Redfern, Joe M. Rodgers, Michel Rose, Lawrence M. Tanenbaum and Gerald H. Taylor received grants under this plan. Each option permits the recipient to purchase shares at their fair market value on the date of grant, which was $29.81 in the case of options granted in February 2003.

      Bruno Lafont automatically received a one-time grant of an option to purchase 5,000 shares of common stock upon his election to the Company’s Board of Directors in 2003. This option permits Mr. Lafont to purchase shares at $32.20, their fair market value on the date of grant.

      Options granted to non-employee directors vest depending upon the director’s length of service at the time of grant. Options granted to directors who have served continuously for at least four years as of the date of grant are fully vested. Options granted to directors who have served continuously less than four years as of the date of grant vest 25% on such date for each year of the director’s prior continuous service through the date of grant and vest 25% on each subsequent anniversary of the director’s joining the Board.

Which directors has the Board determined to be independent?

      Although the Company is a “controlled company” under Rule 303A of the New York Stock Exchange listing standards and need not have a majority of independent directors, the Company has elected to do so. The Board of Directors does not consider any director who serves as either a director or officer of the Company’s majority stockholder, Lafarge S.A., to be independent. Excluding such directors and upon employing the standards set forth in Rule 303A and after considering the relationships for certain individuals described below under the heading “Certain Relationships and Related Transactions”, the Board of Directors has determined the following directors to be independent: Marshall A. Cohen, Philippe P. Dauman, Paul W. MacAvoy, Claudine B. Malone, Gwyn Morgan, Bertin F. Nadeau, John D. Redfern, Joe M. Rodgers, Lawrence M. Tanenbaum and Gerald H. Taylor. Similarly, the Board of Directors determined Blythe J. McGarvie and James M. Micali, first time nominees for director, to be independent.

What committees has the Board established?

      The Board of Directors has standing Executive, Finance, Board Governance, Management Development and Compensation, Audit, Pension and Corporate Development Committees.

CURRENT BOARD COMMITTEE MEMBERSHIPS

Management
			Board	Development &			Corporate
Name	Executive	Finance	Governance	Compensation	Audit	Pension	Development

Marshall A. Cohen	*	*	*	*
Bertrand P. Collomb	*		*
Philippe P. Dauman		*		#	*	*
Bernard L. Kasriel	#
Bruno Lafont		*
Paul W. MacAvoy			*		*	*
Claudine B. Malone			*		*	#
Gwyn Morgan							*
Robert W. Murdoch		*				*	*
Bertin F. Nadeau				*	#	*
John D. Redfern	*		#		*
Joe M. Rodgers				*			*
Philippe R. Rollier	*	*					#
Michel Rose							*
Lawrence M. Tanenbaum		#			*		*
Gerald H. Taylor			*	*		*

*	Member

# Chairman

     The Board of Directors has designated Marshall A. Cohen as lead director, to preside at executive sessions of the Company’s non-management directors.

      Executive Committee. The Executive Committee has the authority and power of the Board of Directors in the management of the business and affairs of the Company when the Board of Directors is not in session, except as otherwise provided by law. In practice, however, the Committee generally acts only with respect to matters delegated to it by the entire Board of Directors. The Executive Committee did not meet during fiscal 2003.

      Finance Committee. The Finance Committee makes recommendations to the Board of Directors as to various matters involving the financial affairs of the Company. The Finance Committee met four times during fiscal 2003.

      Board Governance Committee. The Board Governance Committee identifies and presents qualified persons for election and re-election as directors of the Company. This Committee annually reviews Board and Board committee performance, as well as the effectiveness of the Company’s governance structure and matters related to corporate governance. The Committee reviews the Company’s Board compensation standards and practices and recommends revisions and changes in compensation arrangements for the Board and its committees. The Committee also advises and makes recommendations concerning criteria for Board membership, the number of members of the Board of Directors and the composition and Committee structure of the Board of Directors. A current copy of the Board Governance Committee charter may be found on our website at www.lafargenorthamerica.com. Click on “Investor Relations” to find our “Corporate Governance” section of the website where the Board Governance Committee charter is posted. The Board Governance Committee met five times during fiscal 2003.

      The Board Governance Committee need not be comprised entirely of independent directors since we are a “controlled company.” The Committee is comprised of our Chairman, who is affiliated with the Company’s majority stockholder but is not involved in the Company’s management, and five directors determined by the Board of Directors to be independent. The Board of Directors believes it is appropriate for the Company’s majority stockholder to be represented on the Committee which nominates individuals to serve as directors.

      The Board Governance Committee has no formal written policy with respect to the consideration of candidates for director, including candidates recommended by stockholders. The Committee believes such a policy is not necessary because the Committee has not limited the sources from which it will receive recommendations for director candidates. To that end, the Committee will consider candidates recommended by stockholders of the Company who have held at least 1% of the Company’s Common Stock for at least one year. Such stockholders may do so by sending a written request marked “Confidential” to the Chairman of the Board Governance Committee, Lafarge North America Inc., 12950 Worldgate Drive, Herndon, Virginia 20170. Any such request should include information sufficient for the Committee to perform an initial evaluation of a recommended candidate’s ability to serve as a director of the Company. The Committee will hold such recommendations until the Committee determines a new director is required. Stockholders who desire their recommendation to be considered in conjunction with the election of new directors, if any, at next year’s annual meeting of stockholders should submit their recommendations so they are received no later than November 28, 2004.

      The Board Governance Committee annually evaluates the need for new members of the Board of Directors. When the Committee determines that new directors may be required, the Committee reviews recommendations previously received by the Committee from all sources, including recommendations from members of the Board of Directors as well as third parties not affiliated with the Company. If the Committee determines that it has no qualified candidates, the Committee will engage third party search firms to identify potential candidates, which firms would be paid market fees for the services they perform. Candidates passing the Committee’s initial review are evaluated further through personal interviews and solicitation of third party recommendations. Candidates remaining at this point are then evaluated as to their ability to participate fully in the Board of Directors’ schedule of meetings and to confirm their willingness to serve as a director of the Company. Thereafter, the Committee submits its recommendation to the Board of Directors with respect to those candidates the Committee believes should be included in the slate of directors to be recommended for nomination by the Board of Directors at the next annual meeting of stockholders. The Committee would apply this process whether or not the individual being evaluated was initially recommended by a stockholder.

      The Board Governance Committee seeks to have a diverse Board of Directors comprised of individuals having a broad range of strengths and talents and the majority of whose members are independent of the Company and its management. The Committee believes that individuals recommended by the Committee for nomination to the Board of Directors should, at a minimum, possess sound business experience and judgment and high ethical standards. The Committee also believes that one or more of the Company’s directors should possess substantial expertise in the areas of finance, governance, manufacturing and technical knowledge applicable to the building materials industry.

      Blythe J. McGarvie was recommended by a non-management member of the Board of Directors for nomination as a director at the Company’s annual meeting on May 4, 2004. James M. Micali was recommended by a member of the Board of Directors who is affiliated with our majority stockholder for nomination as a director at the Company’s annual meeting on May 4, 2004.

      Management Development and Compensation Committee. The Management Development and Compensation Committee reviews the Company’s executive management compensation standards and practices, and recommends revisions and changes in compensation arrangements. The Committee also reviews executive resources, the performance of key executives as well as organization and succession plans. The Committee approves compensation changes for all senior executives and it makes recommendations to the Board as to who should serve as officers of the Company. The Committee also reviews individual objectives established for the Company’s Chief Executive Officer. The Committee also administers the Company’s stock option plans and has sole authority to grant options under the Company’s stock option plans. The Management Development and Compensation Committee met four times during fiscal 2003.

      Audit Committee. The Audit Committee’s primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to shareholders and others, the systems of internal controls which management and the Board have established and the audit process. The Audit Committee serves as a focal point for and facilitates open communications relating to financial, accounting, reporting and internal control matters between the Board, management, the internal auditors and the Company’s independent accountants. The Audit Committee has sole authority to select, retain, or replace the Company’s independent accountants and to determine and pre-approve audit engagement fees and all non-

audit engagements and fees. Each member of the Audit Committee is independent as defined under the listing standards of the New York Stock Exchange and applicable federal law. A current copy of the Audit Committee charter may be found on our website at www.lafargenorthamerica.com. Click on “Investor Relations” to find our “Corporate Governance” section of the website where the Audit Committee charter is posted. The Audit committee met eight times during fiscal 2003.

      The Board of Directors has determined that Ms. Malone qualifies as an “audit committee financial expert” as defined in recently promulgated rules of the Securities and Exchange Commission. As noted above, the Board of Directors determined that Ms. Malone is an independent director. Further, the Board of Directors notes that Ms. Malone serves on the Audit Committees of more than three public companies and has determined that her doing so does not impair her ability to effectively serve on the Company’s Audit Committee.

      Pension Committee. The Pension Committee administers the Company’s various pension plans, regularly reviewing the funding status of the plans and performance of the managers of the assets of the plans, making changes in such managers when it deems it appropriate. The Pension Committee met three times during fiscal 2003.

      Corporate Development Committee. The Corporate Development Committee is responsible for reviewing the short-range and long-term strategic plans of the Company. This Committee also considers various strategic issues, major acquisitions and dispositions of assets and advises the Board of Directors with respect thereto. The Corporate Development Committee did not meet during fiscal 2003.

Other Information

      The Board of Directors held four meetings in 2003. Each Board Committee held such number of meetings as indicated in such Committee’s description above. During 2003, Mr. Rose (50%) attended fewer than 75% of the aggregate of the number of Board meetings and meetings of the Committees on which he served.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and holders of more than 10% of our Common Stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our stock. Except for the following, based upon a review of these filings and written representations from the Company’s directors and executive officers, the Company believes that during 2003 its executive officers, directors and 10% shareholders complied with all Section 16(a) filing requirements: the accumulation by Mr. MacAvoy and Mr. Morgan of “phantom shares” in lieu of receipt of director fees were reported on Form 5 at year end rather than on Forms 4 throughout the year due to an error by a Company official in reporting such transactions on their behalf; the acquisition by Mr. Lafont of 60 shares of common stock was inadvertently reported one day late due to an error by a Company official in reporting such transaction on his behalf; and the exercise of options by Mr. Collomb to acquire 15,000 shares of common stock and by Mr. Calabrese to acquire 3,250 shares of common stock and the sale of such stock by them were reported three and four days late respectively as a result of processing errors regarding the software used to file such forms on their behalf by a representative of the Company.

Does the Company have a code of ethics?

      Yes, the Company has adopted a code of ethics that applies to the Company’s principal executive, financial and accounting officers, the Company’s controller or other persons performing similar functions. A copy of our code of ethics may be found on our website at www.lafargenorthamerica.com. Click on “Investor Relations” to find our “Corporate Governance” section of the website where the code of ethics is posted.

EXECUTIVE COMPENSATION

      The Company’s executive compensation program, including stock-based compensation, is administered by the Management Development and Compensation Committee of the Board of Directors. All members of the Committee are independent directors. All decisions made by the Committee relating to the compensation of the Company’s executive officers are presented to, and are available for review by, the full Board. All decisions relating to stock options are made solely by the Committee.

Report on Executive Compensation

      The following is a report submitted by members of the Management Development and Compensation Committee, addressing the Company’s compensation policy as it related to the Company’s executive officers for fiscal 2003:

      The goal of the Company’s executive compensation policy is to ensure that an appropriate relationship exists between executive pay and the creation of stockholder value, while at the same time motivating and retaining key employees. To achieve this goal, the Company’s executive compensation policies integrate competitive levels of annual base compensation with bonuses based upon corporate performance and individual initiatives and performance. This annual cash compensation, together with the payment of equity-based, incentive compensation, is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company. All executive officers and certain key managers participate in the Company’s incentive compensation plans.

      In 2003, the Company’s executive compensation program consisted primarily of (i) base salary adjusted from the prior year, (ii) a bonus opportunity, based upon the performance measurements described below, and (iii) options granted under the Company’s 2002 Stock Option Plan.

      Base Salary. In establishing base salaries for executive officers of the Company, the Company participates in executive compensation surveys with other construction materials and cement companies in the United States and Canada, reviews market data of general industry companies of similar size, and utilizes information provided by several independent compensation consultants. The comparison group utilized by the Company for cash compensation matters generally includes industrial companies with annual sales in excess of $1 billion, which employ more than 1,000 full time employees, with a unionized labor force, and which have been profitable over the most recent two to three year period. Individual performance among the companies included in the comparison group is not separately evaluated.

      The Company annually sets base salary ranges with midpoints for each of its executives, including the President and Chief Executive Officer, at levels within the range of those persons holding comparably responsible positions at other companies in the Company’s comparison group. Such midpoints are established based upon a market pricing system designed to assign a value for each executive office, taking into account the various responsibilities and duties of the specific position. Due to the Company’s long-term approach to compensation and the cyclical nature of the Company’s business, historically a greater percentage of the annual compensation (base salary plus bonus) paid to executive officers has been represented by the salary component. The Company has a system that pays slightly higher base salaries and lower annual bonuses. However, the annual cash compensation targets for the Company’s executive officers have generally been set slightly below the median for annual cash compensation totals in the comparison group.

      Salaries for executive officers are reviewed by the Board’s Management Development and Compensation Committee in the first quarter of each year and may be increased at that time on the basis of the individual performance of the executive, as evaluated by senior management, the Company’s financial performance, and changes in competitive pay levels. An annual overall budget of salary increases for the year is prepared, based upon the Company’s expected financial performance and taking into consideration the expected pay increases, if any, indicated by the various industry surveys and information from various compensation consultants. The Committee then utilizes this budget in establishing salaries based upon management’s evaluation of each officer’s performance during the prior year. In 2003, in view of the Company’s long-term compensation objectives and the Company’s financial results, the budgeted salary increases were less than the projected salary increases for the comparison group utilized by the Company.

      The annual base salary of $510,000 for the President and Chief Executive Officer was established in accordance with the policies established for all executive officers and was 90% of the midpoint of the range utilized by the Company. The Chairman of the Board annually reviews the Chief Executive Officer’s performance and makes a salary recommendation which is acted upon by the Committee. The 2003 salaries of the other executive officers of the Company listed in the Summary Compensation Table (the “named executive officers”) ranged from approximately 80% to 104% of the midpoints established with respect to each of such positions.

      Annual Incentives. The Company has an annual bonus plan that provides for the payment of bonuses to certain executive officers and key managers contingent upon the achievement of certain financial targets and/or individual objectives. The bonus plan is intended to reward the accomplishment of corporate objectives, reflect the Company’s priority on maximizing earnings, and provide a fully competitive compensation package which will attract, reward and retain quality individuals. Under the plan, one-half of the total bonus opportunity for a participant is based upon the attainment of financially based Company performance objectives and one-half of the total bonus opportunity is based upon the achievement of individual objectives. If both the Company and individual performance objectives are attained or surpassed, participants will be eligible to receive maximum amounts ranging from 40% to 100% of their base salary, depending upon their position with the Company.

      Financially based performance objectives measure the Company’s performance for the year against certain economic value added criteria. Subjective performance criteria are used to evaluate each officer’s individual performance with respect to the individual objectives defined for such officer at the beginning of each year. Individual objectives may include the performance of a specific division or product line for which an officer is responsible, the reduction of Company or division expenses or debt, or other specific tasks or goals, and typically include a series of non-quantifiable objectives.

      Annual incentives are paid only upon the achievement of either financial performance objectives or individual performance objectives for the year. In light of the Company’s earnings performance, financial performance bonuses were paid with respect to 2003 in amounts ranging from 16% to 21.7% of the salaries of the Chief Executive Officer and the named executive officers. The individual performance bonuses paid to these persons with respect to 2003 were in the range of 33% to 45% of such salaries.

      Mr. Rollier’s total bonus amount was equal to approximately 66.7% of his 2003 salary. The Company performance objective on which a portion of such bonus was based was the achievement by the Company of economic value added targets specified by the Committee. The factors considered by the Committee in determining the portion of the bonus based on individual objectives included his leadership during the year with respect to (i) the Company’s performance, particularly in light of the impact of adverse weather in the first half and an uncertain outlook for the remainder of the year, (ii) corporate governance matters and building a strong executive team, (iii) progress in developing customer orientation programs in cement and construction materials operations and (iv) strategic growth initiatives and divestments.

      Long-Term Incentives. Long-term incentive awards strengthen the ability of the Company to attract, motivate and retain executives of superior capability and more closely align the interests of management with those of stockholders. Long-term awards granted in 2003 consisted of non-qualified stock options granted under the Company’s 2002 Stock Option Plan. Unlike cash, the value of a stock option will not be immediately realized and does not result in a current expense to the Company. Stock options are granted with exercise prices equal to the prevailing market value of the Common Stock and will have value only if the Company’s stock price increases, resulting in a commensurate benefit for the Company’s stockholders. Generally, grants vest in equal amounts over four years. Executives generally must be employed by the Company or an affiliate of the Company at the time of vesting.

      The Committee considers on an annual basis the grant of options to executive officers and key managers. The number of options granted is generally based upon the position held by a participant and the Committee’s subjective evaluation of such participant’s contribution to the Company’s future growth and profitability. In accordance with the policy maintained by the Committee, the total number of options granted in 2003 under the Company’s stock option program represents approximately 1.7% of the approximately 74,000.000 outstanding shares of Common Stock of the Company (including the Exchangeable Preference Shares of our subsidiary, Lafarge Canada Inc.). Generally, the grant of options is an annual determination, but the Committee may consider the size of past awards and the total amounts outstanding in making such a determination. For 2003, the Committee granted to Mr. Rollier an option to purchase 40,000 shares of the Company’s Common Stock based upon the foregoing factors.

      The Committee believes that linking executive compensation to corporate performance results in a better alignment of compensation with corporate goals and stockholder interests. As performance goals are met or exceeded, resulting in increased value to stockholders, executives are rewarded commensurately. The Committee believes that compensation levels during 2003 adequately reflect the Company’s compensation goals and policies.

      Section 162(m) of the Internal Revenue Code generally limits the Company’s federal income tax deduction for compensation paid in a tax year to the Chief Executive Officer and four other most highly compensated executive officers to $1 million. The Company may deduct compensation above $1 million that is “performance-based” within the meaning of the Code. The Company has determined that amounts paid under the annual bonus plan and stock options granted under the Company’s stock option plans qualify as “performance-based.”

February 5, 2004

Management Development and

Compensation Committee
Philippe P. Dauman, Chairman
Marshall A. Cohen
Bertin F. Nadeau
Joe M. Rodgers
Gerald H. Taylor

Summary Compensation Table

      The following table sets forth information with respect to the Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated for the year ended December 31, 2003 and who were serving as executive officers at year end.

						Long-Term
						Compensation
						Awards

						Securities
	Annual Compensation					Underlying
						Stock
Name and				Other Annual		Options	All Other
Principal Position	Year	Salary	Bonus	Compensation(1)		(#)	Compensation(2)

Philippe R. Rollier	2003	$510,000	$340,043	$120,081	(3)	40,000	$57,938
President and Chief Executive	2002	485,000	298,033			40,000	94,201
Officer	2001	300,000	210,000			40,000	217,068
Dominique Calabrese	2003	329,000	166,803	139,552	(4)	20,000	26,164
Executive Vice President and	2002	242,250	151,592			15,000	217,088
President—Eastern Lafarge Construction Materials
Thomas G. Farrell	2003	313,000	155,561			20,000	25,822
Executive Vice President and	2002	230,454	131,155			15,000	194,121
President—Western Lafarge Construction Materials
Jean-Marc Lechene	2003	302,000	148,101	142,925	(5)	20,000	5,993
Executive Vice President and	2002	292,400	144,504	60,463		20,000	96,588
President—Cement Operations
Larry J. Waisanen	2003	357,800	183,695			25,000	15,629
Executive Vice President	2002	340,000	160,344			30,000	16,518
and Chief Financial Officer	2001	300,000	148,000			25,000	17,134

(1)	Excludes perquisites and other benefits, unless the aggregate amount of such benefits exceeded the lesser of $50,000 or 10 percent of the total annual salary and bonus reported for the named executive officer.

(2)	The amounts shown for 2003 include (a) $10,613 in contributions or allocations by the Company to each of Mr. Rollier’s, Mr. Farrell’s and Mr. Waisanen’s accounts under the Company’s Thrift Savings Plan and Thrift Savings Restoration Plan; (b) term life insurance premiums paid by the Company ($1,018 for Mr. Farrell and $1,817 for Mr. Waisanen); (c) interest that would have been payable by the executive on his interest free loan if the Company required interest to be paid ($47,325 for Mr. Rollier, $7,316 for Mr. Calabrese, $9,500 for Mr. Farrell, and $3,199 for Mr. Waisanen); (d) relocation expenses paid by the Company ($18,848 for Mr. Calabrese, $4,691 for Mr. Farrell and $386 for Mr. Lechene); and (e) interest paid upon payment of previously deferred bonus ($5,607 for Mr. Lechene).

(3)	Includes $3,530 in value realized upon the exercise of a stock option, $17,819 in U.S. residential real property tax and $98,732 reimbursed during the year for the payment of certain taxes for tax years 2002 and 2003.

(4)	Includes an $18,000 automobile allowance, $62,935 in value realized upon the exercise of stock options and $57,689 in family education expenses.

(5)	Includes $84,000 in housing related costs and $49,365 reimbursed during the year for the payment of certain taxes for tax years 2002 and 2003.

Option Exercises and Year-End Values

      The following table shows information with respect to stock options exercised during 2003 and unexercised options to purchase the Company’s Common Stock granted to the Chief Executive Officer and the other named executive officers and held by them at December 31, 2003.

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options
	Shares		Options at December 31, 2003		at December 31, 2003(2)
	Acquired	Value
Name	on Exercise	Realized(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Philippe R. Rollier	1,000	$3,530 (3)	29,000	90,000	$123,880	$558,800
Dominique Calabrese	3,250	62,935	48,750	31,250	517,150	214,200
Thomas G. Farrell	-0-	-0-	13,750	31,250	132,388	214,200
Jean-Marc Lechene	-0-	-0-	24,250	46,750	281,500	364,300
Larry J. Waisanen	-0-	-0-	86,250	66,250	786,169	509,125

(1)	Market value on exercise date minus option exercise price times number of options exercised.

(2)	Market value at year end ($40.52) of one share of the Company’s Common Stock minus option exercise price times number of options.

(3)	Mr. Rollier did not sell the shares he acquired upon exercise of his option.

Option Grants

      The following table shows information with respect to grants of stock options pursuant to the Company’s 2002 Stock Option Plan during 2003 to the Chief Executive Officer and the other named executive officers. No stock appreciation rights were granted in 2003.

	Number of	Option Grants in Last Fiscal Year
	Securities
	Underlying	Percentage of
	Options	Total Options			Grant Date
	Granted(1)	Granted to Employees	Exercise	Expiration	Present Value(2)
Name	(#)	in 2003	Price ($/sh)	Date	($)

Philippe R. Rollier	40,000	3.13%	$29.81	2/03/13	$346,400
Dominique Calabrese	20,000	1.56%	29.81	2/03/13	173,200
Thomas G. Farrell	20,000	1.56%	29.81	2/03/13	173,200
Jean-Marc Lechene	20,000	1.56%	29.81	2/03/13	173,200
Larry J. Waisanen	25,000	1.95%	29.81	2/03/13	216,500

(1)	All options expire ten years after the grant date and vest in annual 25% increments beginning one year after the grant date.

(2)	In accordance with Securities and Exchange Commission rules, we have used the Black-Scholes option pricing model to estimate the grant date present value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The real value of the options in this table depends upon actual changes in the market price of the Company’s Common Stock during the applicable period.

Performance Graph

      The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s Common Stock for the five-year period ending December 31, 2003 with the cumulative total return of the Russell 3000 Index (a broad market equity index) and the cumulative total return of a group of peer companies in the construction materials and cement industry selected by the Company. The peer group includes: St. Lawrence Cement, Inc., Texas Industries, Inc., Vulcan Materials Company, Centex Construction Products Inc. and USG Corp.

Comparison of Five Year Cumulative Total Return(1)

Among Lafarge North America Inc., Russell 3000 and Peer Group

	1998	1999	2000	2001	2002	2003

Lafarge North America Inc.	$100.00	$69.64	$61.24	$99.71	$88.37	$111.40
Russell 3000	100.00	120.90	111.88	99.06	77.72	101.86
Peer Group(2)	100.00	101.78	100.83	113.35	99.76	128.50

(1)	Assumes $100 invested on December 31, 1998 in Lafarge North America Inc. Common Stock, Russell 3000 Index and Peer Group Index (constructed by the Company as described above). Total return assumes reinvestment of dividends.

(2)	Includes St. Lawrence Cement, Inc. (converted to U.S. currency at a constant rate), Texas Industries, Inc., Vulcan Materials Company, Centex Construction Products Inc. and USG Corp.

U.S. Retirement Plans

      The Company has a trusteed noncontributory defined benefit pension plan for salaried U.S. employees. The normal retirement age of participants is 65. The amount of retirement income available to participants under the plan is based upon the years of credited service and final average earnings, which is defined to be the average of the highest annual earnings (which includes salary, bonus and overtime payments) for any 60 consecutive months during the last 120 months of employment. The annual retirement income for each year of credited service is equal to 1.33% of the final average earnings. A participant’s accrued benefit under the plan is fully vested on the date on which such participant completes five years of service under the plan.

      Certain executives of the Company are participants in a supplemental executive retirement plan (the “U.S. SERP”) which supplements normal, early and deferred vested benefits under the Lafarge North America retirement plan. Except as described below, the U.S. SERP will not be funded in advance for payment of future benefits; the general assets of the Company are the source of funds for the U.S. SERP.

Pursuant to the U.S. SERP, the annual retirement income for each year of credited service for selected executives will be increased from that stated above to 1.75% of final average earnings. Further, under the U.S. SERP, compensation in excess of the limit of $205,000 per year (as increased according to U.S. Internal Revenue Service rules) is taken into account for calculation of plan benefits. Mr. Farrell and Mr. Waisanen are participants in the U.S. SERP.

      In October 1996, the Company established a “rabbi” trust to fund U.S. SERP benefits upon a change of control of the Company or of Lafarge S.A. The trust will remain unfunded until a change in control is imminent, at which time the trust would become irrevocable and would be funded with cash sufficient to pay the benefits under the U.S. SERP. However, the trust would remain subject to claims of the Company’s creditors. The Board of Directors also adopted a resolution requiring the Company, in the event of a change of control, to make contributions to the Company’s retirement plan to the maximum extent allowable as a current deduction for federal income tax purposes.

      The table set forth below illustrates the amount of combined annual pension benefits payable under the Lafarge North America retirement plan and the U.S. SERP to participants in specified average annual earnings and years-of-service classifications.

U.S. Pension Plan Table

Five-Year	Annual Pension
Average	Covered Years of Service at Age 65
Annual
Earnings	15 years	20 years	25 years	30 years	35 years

$ 50,000	$13,125	$17,500	$21,875	$26,250	$30,625
100,000	26,250	35,000	43,750	52,500	61,250
150,000	39,375	52,500	65,625	78,750	91,875
200,000	52,500	70,000	87,500	105,000	122,500
250,000	65,625	87,500	109,375	131,250	153,125
300,000	78,750	105,000	131,250	157,500	183,750
350,000	91,875	122,500	153,125	183,750	214,375
400,000	105,000	140,000	175,000	210,000	245,000
450,000	118,125	157,500	196,875	236,250	275,625
500,000	131,250	175,000	218,750	262,500	306,250
550,000	144,375	192,500	240,625	288,750	336,875
600,000	157,500	210,000	262,500	315,000	367,500

      The years of service credited under the retirement plan and the U.S. SERP at March 1, 2004 to each individual named in the compensation table above who is a participant in the plans were as follows: Mr. Farrell—13 years (retirement), 13 years (U.S. SERP) and Mr. Waisanen—27 years (retirement), 27 years (U.S. SERP).

Canadian Retirement Plans

      The Company has several trusteed pension plans for Canadian employees. The salaried population is covered by contributory defined benefit pension plans. The executives are not required to contribute to these plans, but they can make optional contributions in order to increase their pension accruals, as noted below. The normal retirement age in all salaried pension plans is 65.

      The amount of retirement income available to participants under the salaried plans is based upon the years of credited service and final average earnings, which is defined to be the average of the highest annual earnings (which include salary, bonus and overtime pay) for any 60 consecutive months during the last 120 months of employment. The annual retirement income for each year of credited service is equal to 1.75% of the final average earnings, minus 50% of the Canada/ Quebec Pension Plan benefit. Different pension formulas may apply for past service. Executives can elect to contribute 2% of their earnings in order to increase their pension accrual from 1.75% (minus applicable offset) to 2.00% (minus applicable offset).

      In most cases, a participant’s accrued benefit under the plan is fully vested on the date on which such participant completes two years of service under the plan (vesting rules vary by province in Canada).

      Certain executives of the Company are participants in a supplemental executive retirement plan (the “Canadian SERP”) which supplements normal, early and deferred vested benefits under the Lafarge Canada Inc. retirement plans for salaried employees. The Canadian SERP provides for pension accruals that are in excess of the Income Tax Act (Canada) defined benefit pension limit. The Canadian SERP will not be funded in advance for payment of future benefits; the general assets of the Company are the source of funds for this plan. Mr. Calabrese is a member of the Canadian SERP.

      The table set forth below illustrates the amount of combined annual pension benefits payable under the Lafarge Canada Inc. retirement plans for salaried employees and the Canadian SERP to participants in specified average annual earnings and years-of-service classifications.

Canadian Pension Plan Table

Five-Year	Annual Pension
Average	Covered Years of Service at Age 65
Annual
Earnings	15 years	20 years	25 years	30 years	35 years

$ 50,000	$12,972	$17,296	$21,620	$25,944	$30,268
100,000	27,972	37,296	46,620	55,944	65,268
150,000	42,972	57,296	71,620	85,944	100,268
200,000	57,972	77,296	96,620	115,944	135,268
250,000	72,972	97,296	121,620	145,944	170,268
300,000	87,972	117,296	146,620	175,944	205,268
350,000	102,972	137,296	171,620	205,944	240,268
400,000	117,972	157,296	196,620	235,944	275,268
450,000	132,972	177,796	221,620	265,944	310,268
500,000	147,972	197,296	246,620	295,944	345,268
550,000	162,972	217,796	271,620	325,944	380,268
600,000	177,972	237,296	296,620	355,944	415,268

Note:	All amounts shown in the above table are in Canadian dollars and assume that the executive makes optional contributions (2% of pay, as described above)

      Mr. Calabrese is credited with 25 years of service under the retirement plan and the Canadian SERP at March 1, 2004.

      Mr. Rollier and Mr. Lechene do not participate in the Company’s defined benefit pension plan for U.S. employees or the Company’s supplemental executive retirement plan. Rather, they participate in retirement plans maintained by Lafarge S.A. and are credited under such plans for their service with the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In 2003, Bertrand Collomb received a salary of $305,000 for serving as Chairman of the Board of the Company; Bernard Kasriel received a salary of $175,000 for serving as Vice Chairman of the Board; and John D. Redfern received a fee of Cdn. $36,400 for serving as the non-executive Chairman of the Board of our subsidiary, Lafarge Canada Inc. In addition, Mr. Redfern received certain perquisites (club dues and company car) valued at less than $20,000 for his service as Chairman of LCI.

Indebtedness of Management

      The Company and our subsidiary, Lafarge Canada Inc., have extended non-interest bearing loans to certain of their officers to assist in the purchase of housing in the course of relocations. With respect to loans with an outstanding balance in excess of $60,000 at any time during 2003, the largest aggregate amount of such indebtedness outstanding during 2003 and the amount thereof outstanding as of December 31, 2003, respectively, were as follows with respect to the following individuals: Philippe R. Rollier, President and Chief Executive Officer—$925,000, $925,000; Larry J. Waisanen, Executive Vice President and Chief Financial Officer—$65,000, $60,000; James J. Nealis III, Executive Vice President, Human Resources—$147,000, $136,000; Dominique Calabrese, Executive Vice President & President—Eastern Lafarge Construction Materials—$194,000, $184,000; Thomas G. Farrell, Executive Vice President & President—Western Lafarge Construction Materials—$195,000, $185,000; L. Phillip McClendon, Senior Vice President, General Counsel and Secretary—$197,000, $187,000; Isaac Preston, Senior Vice President & President, Lafarge Gypsum—$185,000, $176,000; and Yvon Brind’Amour, Senior Vice President & Controller—$190,000, $180,000. No loans have been granted to executive officers of the Company subsequent to the date of enactment of the Sarbanes-Oxley Act of 2002.

Transactions with Management and Others

      The Company, our subsidiary Lafarge Canada Inc. and our majority stockholder Lafarge S.A. are parties to three agreements concerning (i) the sharing of costs for research and development, strategic planning, human resources and communications activities, (ii) marketing and technical assistance for the gypsum wallboard division and (iii) the use of certain trademarks. In 2003, the Company and Lafarge Canada Inc. recorded expenses under these agreements for the approximate sums of $3,621,000 and Cdn. $1,182,000, respectively. The Company and Lafarge Canada Inc. have entered into agreements with Lafarge S.A. under which Lafarge S.A. pays for certain services provided to Lafarge S.A. by the Company and Lafarge Canada Inc. In 2003, charges to Lafarge S.A. for these services totaled approximately $86,000.

      During 2003, the Company and Lafarge Canada Inc. purchased products from Lafarge S.A. and certain of its affiliates in the ordinary course of business. These purchases totaled approximately $22,521,000 and Cdn. $860,000 for the Company and Lafarge Canada Inc., respectively. In addition, during 2003, the Company and Lafarge Canada Inc. sold products to Lafarge S.A. and certain of its affiliates in the ordinary course of business. These sales totaled approximately $4,630,000 and Cdn. $2,292,000 for the Company and Lafarge Canada Inc., respectively.

      During 2003, we recognized $12,000,000 in income for managing certain U.S. operations of Blue Circle Industries PLC on behalf of Lafarge S.A. These operations remain the property of Lafarge S.A. and their results are not consolidated with ours. In 2003, our agreement with Lafarge S.A. to manage the Blue Circle operations automatically renewed for an additional one-year term through December 31, 2004. During 2003, we recorded $194.4 million in direct costs and expenses reimbursable from Blue Circle North America under this agreement. These costs and expenses include payroll and other related costs and expenses incurred by us in connection with our employment of those individuals who carry on Blue Circle operations. We have employed these individuals pursuant to the terms of the Supplemental Agreement Regarding Employees and Employee Benefits dated December 21, 2001, which we entered into with Lafarge S.A. in connection with our agreement to manage the Blue Circle operations. Costs and expenses reimbursed under our agreement also include other direct costs that are attributable to the Blue Circle operations and an allocation of cement-related regional and central selling, general and administrative costs incurred by us (allocated pro rata based on cement sales revenues in accordance with the contracts with Lafarge S.A.). In accordance with the terms of the management agreement, we also paid $4.9 million to Blue Circle North America as compensation for actions taken to optimize the profitability of the overall North American operations and which benefited us to the detriment of Blue Circle North America.

      Our option to purchase the Blue Circle operations that we are managing is exercisable anytime through December 31, 2004 at a fixed price of $1.4 billion, subject to certain adjustments at the time of the exercise.

      Messrs. Collomb, Kasriel, Lafont, Murdoch and Rose are also directors or officers of Lafarge S.A.

      Mr. Tanenbaum, his family and certain family trusts own 100% of the capital stock of Kilmer Van Nostrand Co. Limited, from whom the Company acquired the Warren Paving & Materials Group Limited in December 2000. At December 31, 2003, Kilmer Van Nostrand continued to hold the Cdn $166,434,000 of preferred stock of LCI—Warren Merger Inc., an indirect subsidiary of the Company, that Kilmer Van Nostrand acquired in conjunction with the Company’s acquisition of Warren Paving. During 2003, LCI— Warren Merger Inc. paid Kilmer Van Nostrand Cdn $10,311,000 in dividends on such preferred stock. Also, at December 31, 2003, Kilmer Van Nostrand held a warrant to acquire 4.4 million shares of the Company’s Common Stock at $29.00 per share. Kilmer Van Nostrand acquired this warrant for $14.4 million, in conjunction with the Company’s acquisition of Warren Paving.

      During 2003, Ken Tanenbaum, the son of our director Larry Tanenbaum, served as president of Innocon Inc. (a joint venture in which the Company holds a 50% indirect interest) at an annual salary plus bonus of Cdn $219,593. This position represents a non-executive position with the Company.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other company filing under the Securities Act of 1933 or the Securities and Exchange Act of 1934, except to the extent the company specifically incorporates the report by reference therein.

      The primary function of the Audit Committee of the Board of Directors is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information provided to the Company’s stockholders and others, the systems of internal controls which management and the Board of Directors have established, the Company’s compliance with legal and regulatory requirements and performance of its internal audit function, and the overall audit process including but not limited to the independent accountant’s qualifications, practices and independence. The Committee serves as a focal point for and to facilitate open communications relating to financial, accounting, reporting and internal control matters between the Board of Directors, management, the internal auditors and the Company’s independent accountants.

      The Audit Committee is composed of at least four independent directors who are appointed annually by the Board of Directors. Only independent directors meeting the independence and experience requirements of the New York Stock Exchange and applicable federal laws may serve on the Committee. Members of the Committee are to receive no compensation from the Company other than fees for their service as members of the Board and its respective committees. One member, appointed by the Board upon the recommendation of the Board Governance Committee, shall serve as Chair of the Committee, shall schedule all meetings of the Committee and provide an agenda for each meeting. The Committee shall meet as often as necessary, but no less than quarterly. At the Committee’s invitation, members of management and others may attend Committee meetings and provide information as necessary.

      The Audit Committee may form and delegate authority to subcommittees where appropriate. The Committee may also designate one or more of its members and give them authority to grant pre-approvals of non-audit work by the Company’s independent accountants in accordance with applicable laws.

      The Audit Committee has the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities and has unrestricted access to members of management and all information relevant to the Committee’s responsibilities. The Committee may retain and determine the fees of independent counsel, accountants or others to render assistance in the conduct of any investigation.

      The Audit Committee has the sole authority in the selection, retention and, when necessary, the replacement of the Company’s independent auditors. Further, the Committee has sole authority to determine and approve audit engagement fees.

      For the year 2003, the Audit Committee reports as follows:

•	The Audit Committee has reviewed and discussed the audited financial statements with the Company’s management.

•	The Audit Committee has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standard, AU 380).

•	The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standards No. 1, Independence Discussions with Audit Committees) and has discussed with the independent accountants matters relating to their independence.

•	Based on the review and discussion referred to in the immediately preceding three paragraphs, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

Audit Committee

Bertin F. Nadeau, Chairman

Philippe P. Dauman
Paul W. MacAvoy
Claudine B. Malone
John D. Redfern
Lawrence M. Tanenbaum

INDEPENDENT AUDITORS

      Ernst & Young LLP has been selected by the Audit Committee of the Board of Directors to audit the consolidated financial statements of the Company for the year ended December 31, 2003. We expect one or more representatives of Ernst & Young LLP to attend the meeting, where they will be available to respond to appropriate questions. They also will have an opportunity to make a statement if they so desire.

      Below is a summary of the fees paid to the Company’s independent auditors for the two years ended December 31, 2003 for professional audit and non-audit services:

	2003	2002

Audit Fees:	$1,549,000	$1,233,000
Audit Related Fees:
Audits of benefit plans	$243,000	$160,000
Due diligence related to mergers & acquisitions	63,000	92,000
Sarbanes-Oxley Section 404 Readiness	243,000	-0 -
Consultation related to financial accounting	30,000	56,000

	$579,000	$308,000
Tax Fees:
Tax consultation and planning	$248,000	$428,000
State and local tax consulting	11,000	363,000
Due diligence	-0-	98,000

	$259,000	$889,000
All Other Fees	$310,000	$202,000

      Each year, the Audit Committee negotiates directly with the external auditors’ their fees for audit services to be performed. In February of each year, the Audit Committee approves a detailed budget for routine non-audit services to be performed by the external auditor during the year, categorized into the following classifications: audit related services, tax services and all other services. Subject to the following exceptions, management is then authorized to engage the external auditors for services as contemplated by such budget and is required to report quarterly to the Audit Committee on the status of the budget. Non-audit services not covered by the budget and projects which fall into the category of “All other” require the specific prior approval of the Audit Committee or a delegated member of the Audit Committee. Any individual project with an estimated fee in excess of $250,000 must be specifically pre-approved by the Audit Committee. Any individual project with an estimated fee in excess of $100,000 must be specifically approved by the Audit Committee Chairman or a delegated member of the Audit Committee. Any “Tax Service” projects proposed by the independent auditors’ tax specialists for which the only business purpose is tax avoidance must be specifically approved by the Audit Committee regardless of the amount of the fee. One hundred percent of the fees set forth in the table above for 2003 were approved pursuant to this pre-approval policy.

OTHER MATTERS

Are other matters to be considered at the annual meeting?

      The Company does not expect any other matters to be presented for consideration at the annual meeting other than those matters described within this proxy statement. If any other matters are presented for consideration, the persons named in the enclosed proxy intend to vote in accordance with their judgment on each matter considered.

When must stockholder proposals for the 2005 annual meeting be submitted?

      The Company expects to hold the 2005 annual meeting during the first week of May 2005. Stockholders interested in submitting a proposal for inclusion in the proxy materials for the Company’s 2005 annual meeting may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received at the Company’s principal executive office no later than November 28, 2004. In addition, under the SEC’s Rule 14a-4, the persons named in the proxy for the 2004 annual meeting may vote in their discretion with respect to any stockholder proposal that is not submitted to the Company on or before February 1, 2005.

Who will bear the cost of soliciting proxies for the annual meeting?

      The Company will bear the cost of soliciting proxies for the annual meeting. In addition to solicitation by mail, certain officers and employees of the Company, who will receive no additional compensation for their services, may solicit proxies in person or by telephone or telefax.

How do I obtain a copy of the Company’s Form 10-K Annual Report?

      The Company will send the Company’s Annual Report on Form 10-K without charge to any stockholder who requests a copy in writing. Please direct your request to L. Philip McClendon, Senior Vice President — General Counsel and Secretary, Lafarge North America Inc., 12950 Worldgate Drive, Herndon, Virginia 20170. The Company’s Annual Report on Form 10-K is also available electronically without charge on our website, www.lafargenorthamerica.com.

By Order of the Board of Directors

L. PHILIP MCCLENDON
Senior Vice President-General Counsel and Secretary

Herndon, Virginia

March 18, 2004

(FRONT OF CARD)

LAFARGE NORTH AMERICA INC.

Proxy for Annual Meeting of Stockholders
May 4, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Bertrand P. Collomb, John D. Redfern and Philippe R. Rollier (acting by majority or, if only one be present, by that one alone), and each of them, proxies, with power of substitution in each, and hereby authorizes them to represent and to vote, as designated on the reverse side, all shares of Common Stock of Lafarge North America Inc. (the “Company”) standing in the name of the undersigned on February 20, 2004, at the Annual Meeting of Stockholders to be held on May 4, 2004 in McLean, Virginia, and at any adjournment thereof.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. HOWEVER, IF NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR WHICH MATTERIS MORE FULLY DESCRIBED IN THE PROXY STATEMENT OF WHICH THE UNDERSIGNED STOCKHOLDER ACKNOWLEDGES RECEIPT.

THIS PROXY GRANTS DISCRETIONARY AUTHORITY TO VOTE IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES ON OTHER MATTERS THAT MAY COME BEFORE THE MEETING.

PLEASE VOTE, DATE AND SIGN ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

This proxy should be signed exactly as your name(s) appear(s) hereon. Joint owners should both sign. If signing as attorney, executor, guardian, or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

HAS YOUR ADDRESS CHANGED?

DO YOU HAVE ANY COMMENTS?

(BACK OF CARD)

[x] PLEASE MARK VOTES AS IN THIS EXAMPLE

	For All	With	For All
LAFARGE NORTH AMERICA INC.	Nominees	held	except
	[ ]	[ ]	[ ]

		1.	Election of Directors.The nominees are:

Mark box at right if an address			MARSHALL A. COHEN	BLYTHE J. McGARVIE	JOHN D. REDFERN
change or comment has been			BERTRAND P. COLLOMB	JAMES M. MICALI	PHILIPPE ROLLIER
noted on the reverse side of this	[ ]		PHILIPPE P. DAUMAN	GWYN MORGAN	MICHEL ROSE
card.			BERNARD L. KASRIEL	ROBERT W. MURDOCH	LAWRENCE M. TANENBAUM
			BRUNO LAFONT	BERTINI F. NADEAU	GERALD H. TAYLOR
I PLAN TO ATTEND THE MEETING.	[ ]		CLAUDINE B. MALONE

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, MARK THE “FOR ALL EXCEPT” BOX AND STRIKE A LINE THROUGH THE NAME(S) OF THE NOMINEE(S) IN THE LIST PROVIDED ABOVE.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Please be sure to sign	Date
and date this Proxy.

Stockholder sign here	Co-owner sign here	2	In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.
DETACH CARD			DETACH CARD